195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Judith E. Falango
Vice President Corp. Comm.
NewAlliance Bank
203 789 2814

Denis M. Horrigan
Director of Marketing
Trust Company of Connecticut
860-293-4144

NewAlliance Bancshares to Acquire Hartford-Based
Trust Company of Connecticut

New Haven, CT - March 9, 2005 - NewAlliance Bancshares, Inc. (NYSE: NAL), announced today that it has signed a definitive agreement to acquire Trust Company of Connecticut for approximately $19.3 million in cash and stock.

“We are so pleased to have Trust Company of Connecticut join us,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance. “They bring an excellent reputation for service that complements our own Wealth Management area and expands our client base in the Greater Hartford area and throughout central Connecticut.”

NewAlliance Bancshares is the holding company of NewAlliance Bank, which is headquartered in New Haven and has 64 branches in five counties in Connecticut. Trust Company of Connecticut, headquartered in Hartford, is a private state chartered trust company established in 1992 to provide trust, investment management and other fiduciary services to both individuals and institutions.

Under the agreement, Trust Company of Connecticut will continue to be based in Hartford, keep its name and operate as a separate trust division of NewAlliance within the Bank’s Wealth Management Group. Nancy G. Dean, President of Trust Company of Connecticut, will become President of the trust division and Senior Vice President of NewAlliance Bank, and Chairman David B. Payne will become Chairman of a Trust Advisory Board to the trust division.

“We see this combination as a wonderful opportunity for Trust Company of Connecticut,” said President Nancy G. Dean. “We have built our business on our expertise and with the personal relationship we have with each of our clients. We now have a chance to expand our geographic reach through the NewAlliance Wealth Management team that adheres to the same value of personal service that we do.”

At least 51% of the consideration for the acquisition will be in NewAlliance stock. At the end of 2004, Trust Company of Connecticut had over $700 million in assets under management. After the acquisition, which is expected to close sometime early in the third quarter, the Bank’s trust division expects to have over $1 billion in assets under management. The transaction is subject to regulatory approval and the approval by Trust Company of Connecticut shareholders.

NewAlliance Bank was formed in April 2004 through the merger of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. At the end of December 2004, the Bank had assets of $6.3 billion and deposits of $3.7 billion. NewAlliance is the third largest banking institution headquartered in the state. Further information can be found on the Company’s website at www.newalliancebank.com. Further information on Trust Company of Connecticut can be found at www.trustcompanyct.com